U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

                             The Tucker Family Spendthrift Trust
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   (Last)                            (First)              (Middle)

                       2500 N. Military Trail Suite 225-F
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                                    (Street)
Boca Raton                Florida              33431
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                     8/31/02
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

                             Explorations Group Inc.
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director, Michelle Tucker            [x]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)
          President, Michelle Tucker
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [ ]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Common                                    573,630                         D
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Common                                    200,000                         I        Blue Lake Capital Corp. (1)
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Common                                      4,227                         I        Carrington Capital    (1)
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Common                                    524,725                        I        Michelle Tucker       (1)
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

N/A
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
Explanation of Responses:
(1) Mrs. Tucker holds 533,225 of the shares and 200,000 shares are held by Blue Lake Capital Corp., a Florida corporation owned by Mrs. Tucker. 4,227 shares are held by Carrington Capital Corp., a Florida corporation owned by Mr. Tucker. The Tucker Family Spendthrift Trust holds 573,630 of the shares. The Tucker Family Spendthrift Trust has as its beneficiaries Michelle Tucker, her husband Leonard M. Tucker, and Shayna and Montana, their minor daughters. Michelle and Leonard M. Tucker are the co-trustees who jointly hold voting and investment power for the shares owned by the Trust.


 /s/   Leonard M. Tucker, Trustee                               8/28/02
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)